Exhibit 99.1

Dune Acquisition Corporation II Announces Pricing of $125 Million Initial Public Offering

NEW YORK, May 06, 2025 (GLOBE NEWSWIRE) -- Dune Acquisition Corporation II (the “Company”) announced today the pricing of its initial public offering of 12,500,000 units at a price of $10.00 per unit. The units will be listed on The Nasdaq Global Market (the “Nasdaq”) and trade under the ticker symbol “IPODU” beginning on May 7, 2025. Each unit consists of one Class A ordinary share and three-quarters of one redeemable warrant, with each whole warrant exercisable to purchase one Class A ordinary share at a price of $11.50 per share. After the securities comprising the units begin separate trading, the Class A ordinary shares and warrants are expected to be listed on Nasdaq under the symbols “IPOD” and “IPODW,” respectively. The offering is expected to close on May 8, 2025.

Dune Acquisition Corporation II was founded by its Chief Executive Officer, Carter Glatt. The Company is a blank check company whose business purpose is to effect a merger, amalgamation, share capital exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. While the Company may pursue an initial business combination target in any industry or geographic region, the Company intends to focus its search for an initial business combination on companies within the software as a service, artificial intelligence, medtech or asset management and consultancy sectors.

Clear Street is acting as sole book-runner of the offering. The Company has granted the underwriter a 45-day option to purchase up to an additional 1,875,000 units at the initial public offering price to cover over-allotments, if any.

A registration statement relating to these securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on May 6, 2025. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

The offering is being made only by means of a prospectus. When available, copies of the prospectus relating to this offering may be obtained from Clear Street, Attn: Syndicate Department, 150 Greenwich Street, 45th floor, New York, NY 10007, by email at ecm@clearstreet.io, from the SEC website at www.sec.gov.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the initial public offering and search for an initial business combination. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement for the initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact
Carter Glatt
Chief Executive Officer
Dune Acquisition Corporation II
ir@duneacq.com
(917) 742-1904